Exhibit 99.1

Nutranomics Receives Purchase Order from GNC Franchise Owners in the Philippines

DRAPER, Utah, Oct. 2, 2013 Nutranomics, Inc. (OTCBB: NNRX) (OTCQB: NNRX) ("Nutranomics" or the "Company") is pleased to announce that it has received an initial purchase order from Total Nutrition Corporation of Manila, Philippines ("Total Nutrition").  Total Nutrition is the owner/operator of numerous GNC franchises throughout the Philippines.

"With GNC being one of the largest nutritional supplement retailers in the Philippines and throughout the world, this initial purchase order from an influential multiple franchise owner should open up several additional retail distribution opportunities for us in the Philippines and in other markets," stated Dr. Tracy Gibbs, CEO of Nutranomics.  "There are currently over 200 GNC stores across the Philippines and we are optimistic that, based on the quality and growing popularity of our products, we will be selling the Nutranomics brand in a majority of the GNC stores in the country."

The Company anticipates that Total Nutrition will initial stock and display six Nutranomics products at the counter of 10 high-traffic GNC stores in the Manila Metro area.

About Nutranomics

Nutranomics is a publicly traded company engaged in research and development of nutritional food products.  In 1997, Nutranomics produced and branded its own product line, and began to sell to the retail outlets and to the public.  Nutranomics has also produced formulas for hundreds of other companies.  Nutranomics' mission is to increase human health and longevity through education and self-awareness.  The Company has sales representatives throughout North America and Asia.

For further information regarding Nutranomics Inc., please contact our investor relations representatives at ir@nutranomics.com or call toll-free (888) 616-3999.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements."  Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Such forward-looking statements include, among other things, the purchase order from Total Nutrition, opening up numerous other retail opportunities for the Company, as well as bringing Nutranomics products to a majority of the GNC stores in the Philippines.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products and operating as a development stage company, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, competition in the industry in which we operate and market conditions.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.